UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Greenfield Online, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials were disseminated on June 16, 2008 by Greenfield Online, Inc., (“Greenfield” or the “Company”).
1.	Q&A regarding the transaction;
2.	A letter to Company employees;
3.	Slides from a presentation to Company Employees.

Transaction Q&A
Transaction/Rationale
1.	What is the transaction?

Today, Greenfield Online, Inc. (the “Company”), entered into an agreement with an entity formed by Quadrangle Group LLC, a private equity firm, to be acquired for $15.50 per share in cash.

2.	Who is Quadrangle Group LLC?

Quadrangle Group LLC (“Quadrangle”) is a private equity firm focused on the global media and communications industries. Quadrangle looks to partner with superior management teams in companies where its experience, relationships and capital can help create long-term value.

Quadrangle has completed over 20 investments and its investors include a broad range of leading institutions, including public and private pension plans, financial institutions, funds of funds, endowments, foundations and a large number of current and former senior executives of leading media and communications companies.

Quadrangle seeks to generate superior returns through its disciplined investment approach, focusing on sound businesses with superior management, minimal dependence on public capital markets, limited technology risk and defensible market position. For more information, go to http://www.quadranglegroup.com.

3.	What is the rationale for this transaction?

The offer made by Quadrangle represents a meaningful premium to our recent share price approximately 17% over the closing price on June 13th.

Quadrangle values our leadership position in CSS and ISS and is excited about working with both of our business to grow and expand.

Our Board believes this offer represents the best opportunity to maximize shareholder value.
Transaction/Financial
4.	What are the terms of the transaction?

Quadrangle will acquire all of the outstanding common stock of Greenfield Online, Inc. for $15.50 per share in cash, for a total equity value of approximately $426 million. The purchase price represents a premium of approximately 17% over the Company’s closing price of $13.28 on June 13, 2008, and a premium of approximately 26% over the average closing share price during the prior 30 days.

5.	How does Quadrangle intend to finance the transaction?

Quadrangle expects to finance the transaction through a combination of its own capital and debt, for which Quadrangle has received financing commitments and cash on hand at the Company.

Regulatory
6.	Are there any approvals required?

The merger agreement is subject to the approval of the Company’s stockholders as well as customary closing conditions and regulatory approval.

7.	What happens next?

As defined in the Merger Agreement, the Company may solicit proposals for alternative transactions from third parties for a 50-day period ending on August 4, 2008. The Company’s Board of Directors will work with its independent advisors to solicit proposals during this period. There can be no assurances that this solicitation will result in a superior proposal. The Company does not intend to disclose developments with respect to the solicitation process unless and until the board of Directors has made a decision regarding any alternative proposals that may be made.

8.	When does the Company expect the transaction to close?

We expect the transaction to close late in the third quarter or during the fourth calendar quarter of 2008.

9.	What will happen between now and when the transaction closes?

Greenfield Online and its business segments will continue to conduct business as usual.
Management and Operations
10.	Who will hold the senior leadership positions in Greenfield Online and its business segments once the transaction is completed?

Quadrangle values the management team at Greenfield Online as one of the key assets in the company. This transaction is focused on taking Greenfield Online from being a public company to a private company. Quadrangle does not intend to change either the business model or the Company’s management at this time.

11.	Do you anticipate closing any offices or other operations?

Greenfield Online has, to date, been very successful running its business segments across multiple geographies. The Company expects to continue the process of conducting its operations throughout the world using high quality, cost effective labor.

12.	Will the company remain headquartered in Wilton, Connecticut?

The Company has no current plans to leave its Wilton, Connecticut headquarters.
Employee Specific Questions
13.	What will happen to my 401(k) plan money?

The Company does not expect to terminate the current 401(k) plan that exists today. Your 401(k) plan money will remain in the same plan that it is now.

14.	I am a shareholder of Greenfield Online stock. What happens to my shares once the transaction is completed?

Employee stockholders will be compensated according to the terms of the deal as outlined in question number 4 above.

15.	If I hold unexercised, unvested or vested, Greenfield Online stock options, what happens to my stock options?

You will be notified via regular mail about your shares. Immediately before the closing of the transaction, all outstanding stock options held by current employees will fully vest. If the exercise price per share of your stock options is below the per share offer price for the transaction, you will be paid cash equal to the difference between $15.50 and the exercise price per share of such options multiplied by the number of option shares, less applicable tax withholdings. If the exercise price per share of your stock options is greater than the offer price per share for the transaction, such stock option will be cancelled and you will not receive any compensation with respect to such options.

16.	What will happen with the Company’s Employee Stock Purchase Program (“ESPP”)?

If you are a participant in the ESPP as of June 16, 2008 you may continue to participate, but you may not increase your contributions. If you are not a participant as of June 16, 2008, you may not join. If you continue to participate, the offering period that starts July 1, 2008 will end upon the effective date of the merger, and that day will be counted as the last day of the offer period to calculate the purchase price of the Company’s stock. On the effective date of the merger your contributions will be used to purchase whole shares of the Company’s stock at the offer price calculated under the ESPP, and then those shares will be purchased from you at $15.50 per share. Any excess cash in your account will be refunded.

17.	How will our medical, dental and other benefits be impacted?

We do not expect there will be any immediate changes to employees’ medical, dental or other benefits as a result of the transaction.

18.	What do I do if I receive a call from an investor, the media or other parties outside the organization?

You should not speak with investors, reporters, journalists, other media representatives, or competitors about the transaction. Any questions or other communications you receive from anyone outside of Greenfield Online other than clients should be directed as follows:

Cindi Brockhoff Vice President, Investor Relations 203-846-5772
Client Questions
19.	How will the company handle client communications across Greenfield Online, Ciao Surveys and the Ciao comparison shopping business segments?

Customer communications message and activities will be fully coordinated between our corporate communications group and the various client business teams. They will include:

– Customer letters signed by Albert Angrisani, Keith Price, Richard Thornton, Alberto Abisso, and Stephan Musikant and Daniel Keller
– Presentation materials for sales organizations
– Talking points for all customer-facing personnel.

All materials are available on the Company’s Intranet and from corporate marketing and communications.
20.	What happens to our existing customer contracts or proposals?

Nothing should change regarding any Greenfield Online, Ciao Surveys or Ciao comparison shopping client relationships. All existing customer contracts and proposals will remain unchanged and should proceed as planned. This transaction should not affect our day-to-day business operations.

21.	How should we proceed with outstanding proposals ?

Again, nothing should change regarding any client relationships. This transaction should not affect our day-to-day business operations.

22.	What happens to any existing alliances and partnerships with third party companies?

Alliances and partnerships are expected to remain intact.
Additional information and where to find it
In connection with the proposed merger transaction; Greenfield Online will prepare a proxy statement for the stockholders of Greenfield Online to be filed with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, GREENFIELD ONLINE’S STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. INVESTORS AND STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY GREENFIELD ONLINE WITH THE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV. These documents may be accessed and downloaded for free at Greenfield Online’s website at www.greenfield.com or by filling out a request form at http://ir.greenfield.com/investorkit.cfm.
Participants in the Solicitation
Greenfield and its directors and executive officers and other members of management and employees may be deemed participants in the solicitation of proxies from Greenfield Online stockholders in respect of the proposed transaction. Information regarding these participants will be available in the proxy statement (when available).
Advisors disclaimer
Deutsche Bank Securities Inc. acted as financial advisor to Greenfield Online in connection with the transaction. Kirkpatrick & Lockhart Preston Gates Ellis LLP acted as legal advisor to Greenfield Online. Simpson Thacher & Bartlett LLP acted as legal advisor to Quadrangle. The transaction will be financed by a combination of equity provided by Quadrangle and debt, for which Quadrangle has received financing commitments and cash on hand at the Company.

Dear Colleagues	June 16, 2008
I wanted to let you know personally that today we announced that Greenfield Online has entered into a merger agreement with an entity formed by Quadrangle Group LLC, a private equity firm with interests in the media, communication and information industries.
Quadrangle has a portfolio of premium companies, but none in our space. They value our unique expertise and our leadership position in CSS and ISS and they are looking forward to working with both of our businesses to help them grow and expand.
Under the terms of the agreement, Quadrangle will purchase all outstanding shares of Greenfield Online for $15.50 per share in cash.
We are very excited about this transaction and becoming a privately held entity again. We are confident that it will substantially improve our ability to serve our clients and bring benefits and new opportunities to our employees.
It is important to recognize that today’s announcement is the first step in a process that we expect will take several months to finalize. Until then, it is vitally important that we continue to conduct business as usual and keep our eye on the ball.
For your reference, we have attached the press release of the announcement as well as a detailed FAQ document that may answer some of your questions. Going forward, you should expect to operate under the normal course of business. During this time, we are committed to answering what we can, and updating you with new information as soon as it becomes publicly available.
If you have any additional questions, please contact me, your senior manager, or Cindi Brockhoff or Daniel Keller or Stephan Musikant if you are at Ciao.
Thank you for your continuing support.
Sincerely,
Albert Angrisani
President and Chief Executive Officer
Additional information and where to find it
In connection with the proposed merger transaction; Greenfield Online will prepare a proxy statement for the shareholders of Greenfield Online to be filed with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, GREENFIELD ONLINE’S SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUY OUT TRANSACTION. INVESTORS AND SHAREHOLDERS MAY OBTAIN A

FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY GREENFIELD ONLINE WITH THE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV. These documents may be accessed and downloaded for free at Greenfield Online’s website at www.greenfield.com or by filling out a request form at http://ir.greenfield.com/investorkit.cfm.
Participants in the Solicitation
Greenfield Online and its directors and executive officers and other members of management and employees may be deemed participants in the solicitation of proxies from Greenfield Online shareholders in respect of the proposed transaction. Information regarding these participants will be available in the proxy statement (when available).
Advisors disclaimer
Deutsche Bank Securities Inc. acted as financial advisor to Greenfield Online in connection with the transaction. Kirkpatrick Lockhart Preston Gates Ellis LLP acted as legal advisor to Greenfield Online. Simpson Thacher & Bartlett LLP acted as legal advisor to Quadrangle. The transaction will be financed by a combination of equity provided by Quadrangle and debt, for which Quadrangle has received financing commitments and cash on hand at the Company.

Greenfield Online Enters into Definitive Agreement to be Acquired by Quadrangle Group LLC Albert Angrisani, President and Chief Executive Officer Bob Bies, Executive Vice President and Chief Financial Officer Jonathan Flatow, Chief Administrative Officer and General Counsel

About This Transaction This transaction validates all of your hard work The stock market clearly recognizes your diligence. Our stock value has tripled since late 2005 when SRVY was trading at around $5.00 per share. The Quadrangle offer is at $15.50 per share This transaction is good for all our constituents - employees, clients and stockholders. Quadrangle is willing to pay approximately $426M for the opportunity to work with you to build our two businesses into the future We should be proud of what we have accomplished by virtue of the offer we have received from one of the leading US private equity firms, with deep expertise in our industry Personally, I could not have asked for a better opportunity for our company, our employees and our clients to further enhance our business into the future

More On The News... On June 15, 2008, Greenfield Online signed a definitive merger agreement with an entity formed by Quadrangle Group LLC, a private equity firm Quadrangle has agreed to pay $15.50 per share for all of Greenfield Online's outstanding shares, for a total transaction equity value of approximately $426 million $15.50 represents a premium of approximately 17% over the Company's closing price of $13.28 on June 13, 2008 The transaction is expected to close in the late third quarter or fourth quarter of 2008. After the closing Greenfield will be a private company The Company may solicit proposals for alternative transactions from third parties for a 50-day period ending on August 4, 2008. The Company's Board of Directors will work with its independent advisors to solicit proposals during this period. There can be no assurances that this solicitation will result in a superior proposal. The Company does not intend to disclose developments with respect to the solicitation process unless and until the board of Directors has made a decision regarding any alternative proposals that may be made

Who Is Quadrangle? Quadrangle Group LLC ("Quadrangle) is a private equity firm focused on the global media and communications industries Quadrangle looks to partner with superior management teams in companies where its experience, relationships and capital can help create long-term value. Quadrangle has completed over 20 investments and its investors include a broad range of leading institutions, including public and private pension plans, financial institutions, funds of funds, endowments, foundations and a large number of current and former senior executives of leading media and communications companies Quadrangle seeks to generate superior returns through its disciplined investment approach, focusing on sound businesses with superior management, minimal dependence on public capital markets, limited technology risk and defensible market position For more information, go to http://www.quadranglegroup.com

Overview of Quadrangle Group Founded in 2000 Specializes in Media and Communications Manages over $6 billion of assets across private equity, public equity and asset management Current private equity fund is $2 billion Offices in New York, London, Menlo Park, Hong Kong (pending) Successful selected investments in numerous U.S. and European media-related assets U.S. Europe

Why Go Private? With all of your help, we have completed the turnaround of the company, restored growth in ISS and nurtured CSS. This is the next step in the growth and evolution of our company Quadrangle values our leadership position in CSS and ISS and is excited about working with both of our business to grow and expand The offer made by Quadrangle represents a meaningful premium to our recent share price; approximately 17% over the closing price on June 13, 2008 Our Board believes this offer represents the best opportunity to maximize shareholder value

What Does This Mean For You? We will be a private company The folks at Quadrangle will work with us to grow and expand our businesses A key factor in Quadrangle's decision to acquire Greenfield Online is the strength, experience and talent of our management team and employees It is your accomplishments and successes that will continue to help make Greenfield Online successful The changes we have made over the past year have positioned us well as leaders in our respective markets: Global leaders in online sample due to high quality sample and service, new technology platform and well managed supply chain Number one comparison shopping platform in Europe1 and a beachhead in North America Establishing a strong ISS presence in Asia and growing fast Please stay focused on your existing responsibilities - meeting your 2008 goals should remain your top priority 1) Based on ComScore aggregate monthly visitor data as of March 1, 2008

How Will We Keep You Informed? We sent you a letter via email, immediately following the press release, along with the release itself We expect to have a series of meetings - some in person, some via teleconference today, with various groups to make sure everyone is informed We will share additional information with you as soon as we can If you have specific employee-related questions, please contact your manager or local HR representative

What Does This Mean For Our Customers? Our valuable client relationships will continue We will continue to provide the same exceptional, industry leading, high quality products and services our clients have come to expect Quadrangle is excited about further investments in products, services, geographies and technologies that will best meet our clients' needs and enable us to grow Existing account relationships are expected to continue as they would during the normal course of business Existing account relationships will continue uninterrupted

What Do I Tell My Customers? We are excited about this transaction and our future as a private company Working with Quadrangle will help us grow and expand and our clients will benefit Many of the most senior customers have already been contacted Customer letters have already been sent, ISS customers received letters signed by Al Angrisani, Keith Price, Richard Thornton and Alberto Abisso CSS customers received letters signed by Al Angrisani and Daniel Keller and Stephan Musikant A PowerPoint presentation briefing is prepared and available for sales to present to customers and prospects Specific talking points and training have been given to sales If there is any confusion, speak with your manager

What If I Receive A Customer Inquiry? Make sure you know with whom you are speaking, first and foremost. (Don't be fooled) If it is about the transaction, refer the call to their account manager or the most senior manager available Do not speculate on "what-if's" with the clients We should properly communicate the benefits of the transaction as provided in talking points

What If A Reporter Or Investor Asks About The Situation? A press release was distributed directly to the media and the investment community SEC Rules prohibit us from talking about the transaction so we cannot answer media or investor questions. Refer them as follows: Cynthia Brockhoff 203-846-5772 cbrockhoff@greenfield.com

What Happens Next? 50 day period of alternate proposal solicitation Regulatory approval Shareholders vote Continue to operate business as usual and focus on meeting client needs, managing expenses and delivering revenue

What Should I Do Tomorrow? Keep up the good work! Business as usual. Focus on meeting your goals Continue to provide our customers with high quality data and excellent customer service If you keep your mind on your clients' needs, then everybody wins Focus on achieving your 2008 sales and performance objectives. Don't lose sight of second quarter and full year 2008 goals

What Should I Avoid Doing Tomorrow? Don't spend time speculating Do not take media or investor calls - refer them to Cindi Brockhoff Do not make up answers for questions we are unable to answer Do not send any unauthorized written communications about the transaction

Additional Information Additional information and where to find it In connection with the proposed merger transaction; Greenfield Online will prepare a proxy statement for the shareholders of Greenfield Online to be filed with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, GREENFIELD ONLINE'S SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUY OUT TRANSACTION. INVESTORS AND SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY GREENFIELD ONLINE WITH THE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. These documents may be accessed and downloaded for free at Greenfield Online's website at www.greenfield.com or by filling out a request form at http://ir.greenfield.com/investorkit.cfm. Participants in the Solicitation Greenfield and its directors and executive officers and other members of management and employees may be deemed participants in the solicitation of proxies from Greenfield Online shareholders in respect of the proposed transaction. Information regarding these participants will be available in the proxy statement (when available). Advisors disclaimer Deutsche Bank Securities Inc. acted as financial advisor to Greenfield Online in connection with the transaction. Kirkpatrick & Lockhart Preston Gates Ellis LLP acted as legal advisor to Greenfield Online. Simpson Thacher & Bartlett LLP acted as legal advisor to Quadrangle. The transaction will be financed by a combination of equity provided by Quadrangle and debt, for which Quadrangle has received financing commitments and cash on hand at the Company.